SECURITY CAPITAL                                                 REGENCY CENTERS


                                                                        Contact:
                                                                  GE Real Estate
                                                                     Dan Whitney
                                                                    203-961-5932
                                                           Regency Centers Corp.
                                                                     Lisa Palmer
                                                                    904-598-7636

                 SECURITY CAPITAL AND REGENCY CENTERS ANNOUNCE
                      SECURITY CAPITAL PLAN TO SELL SHARES


SANTA FE, N.M. and JACKSONVILLE, Fla., June 12, 2003 /PRNewswire-FirstCall/ -- Security Capital Group Incorporated, an indirect wholly-owned subsidiary of General Electric Capital Corporation, and Regency Centers Corp. (NYSE: REG) announced today that Security Capital plans to sell up to 34.3 million shares of Regency common stock, representing all of the shares held by Security Capital, through an underwritten common stock offering, private sale contracts with certain underwriters, and sale to Regency of up to $150 million of shares at the public offering price.

In connection with these transactions, Citigroup Global Markets Holdings Inc. plans to offer SynDECSSM linked to a portion of the Regency shares of common stock which are to be sold by Security Capital under private sale contracts. Each SynDECSSM will bear a coupon consisting of interest at a fixed rate plus an amount equal to Regency's common stock dividend up to its current dividend rate plus a portion of any increased dividend. The SynDECSSM will be exchanged at maturity for cash or for Regency common stock based on a specified formula.

Citigroup Global Markets and Merrill Lynch & Co. will act as joint book runners, and J.P. Morgan Securities Inc., UBS Securities LLC, and Wachovia Securities, LLC will act as co-managers in the underwritten common stock offering. Citigroup Global Markets will act as sole book runner on the SynDECSSM offering, with Merrill Lynch & Co. acting as a joint lead manager.

Upon the closing of the underwritten offering, the entering into of the private sale contracts and the sale of shares by Security Capital to Regency, Security Capital and Regency have agreed that subject to certain conditions the Stockholders Agreement between Security Capital and Regency will terminate.



The transactions described in this announcement are subject to market conditions and other factors, and there can be no assurance that the transactions will be completed as contemplated or that Security Capital will sell all or any of the shares.

This is not an offer to sell, or the solicitation of an offer to buy, any of the securities described in this press release.

You may obtain a written prospectus relating to the common stock offering from Merrill Lynch Capital Markets, 4 World Financial Center, New York, NY 10080 or Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220. You may obtain a written prospectus relating to the offering of SynDECSSM from Citigroup Global Markets Inc. at the address above.





Regency is the leading national owner, operator, and developer focused on grocery-anchored, neighborhood retail centers. Regency's total assets before depreciation exceed $3 billion. As of March 31, 2003, the Company owned 261 retail properties totaling 29.6 million square feet located in high growth markets throughout the United States. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

Security Capital, an indirect wholly-owned subsidiary of General Electric Capital Corporation, is an international real estate operating company.

This press release contains certain forward-looking statements under the federal securities laws. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Actual events may differ materially from what is expressed or forecast in this press release.

For More Information Contact:

For Security Capital:
Dan Whitney, GE Real Estate, 203-961-5932

For Regency:
Lisa Palmer, Regency Centers Corp., 904-598-7636